Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Talkspace, Inc. of our report dated March 4, 2021, (which includes an explanatory paragraph relating to Hudson Executive Investment Corp.’s ability to continue as a going concern) relating to the balance sheets of Hudson Executive Investment Corp. as of December 31, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2020 and for the period from February 6, 2020 (inception) to December 31, 2020 in the Annual Report on Form 10-K filed with the Commission on March 29, 2021 and amended 10-K filed May 5, 2021. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
August 30, 2021